Exhibit 99.1

NEWS RELEASE

Industrial Services of America, Inc. Reports First Quarter 2009 Results

LOUISVILLE, Ky. (May 15, 2009) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today reported reviewed financial results for the first quarter ending March 31, 2009.

For the first quarter ending March 31, 2009, net income was $654,063 ($.18 per basic and diluted share), compared with $1,086,551 ($.30 per basic and diluted share) in the first quarter ending March 31, 2008.  Total revenues for the quarter were $24.2M compared to $26.1M in 2008.

"In light of domestic and international conditions in the end market for recyclable commodities, this is a strong performance," said Brian Donaghy, ISA's president and chief operating officer.  In these challenging months, ISA has been able to deliver results by broadening its portfolio in recyclable commodities, eliminating costs and managing risks.  ISA expects to remain profitable in the second quarter of 2009.  "We continue to remain focused on expanding capacity at our existing operations," said Harry Kletter, ISA's chairman and chief executive officer.  "These are the times where proactive creativity can really deliver results.  We are positioning ISA for continued years of growth."

For the first quarter of fiscal 2009

--    Total revenues were $24.2 million, compared with $26.1 million in 2008.

--    Income before income taxes was $1,090,105 compared with $1,810,918 in 2008.

--    Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2009 were $1,842,236, compared with EBITDA of $2,423,820 for 2008. (See attached reconciliation.

--    Net income was $654,063 (basic and diluted earnings of $0.18 per share), compared with net income of $1,086,551 (basic and diluted earnings of $0.30 per share) in 2008.  Basic and diluted weighted average shares outstanding were 3,575,292 in 2009 and 3,617,872 in 2008.

The Company's 2009 Form 10-Q filing is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, stainless steel, waste management, international markets, global markets.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(UNAUDITED)

	2009	2008

Revenue from services	$ 2,645,568	$ 4,872,542
Revenue from product sales	21,604,355	21,210,853
Total Revenue	24,249,923	26,083,395

Cost of goods sold for services	2,262,928	3,982,927
Cost of goods sold for product sales	18,002,190	17,912,548
Total Cost of goods sold	20,265,118	21,895,475

Selling, general and administrative expenses	2,709,661	2,303,025

Income before other income (expense)	1,275,144	1,884,895

Other income (expense)
Interest expense	(138,505)	(93,566)
Interest income	15,243	23,434
Gain (loss) on sale of assets	3,750	(5,142)
Other income (expense), net	(65,527)	1,297
	(185,039)	(73,977)

Income before income taxes	1,090,105	1,810,918

Income tax provision	436,042	724,367

Net income	$ 654,063	$ 1,086,551

Basic earnings per share	$ 0.18	$ 0.30

Diluted earnings per share	$ 0.18	$ 0.30

Weighted shares outstanding:
Basic	3,575,292	3,617,872

Diluted	3,575,292	3,617,872

Industrial Services of America, Inc.

Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending March 31,
	2009	2008
Net Income	654,063	1,086,551
Interest expense	138,505	93,566
Income taxes	436,042	724,367
Depreciation	613,626	519,336
Amortization	-	-
EBITDA (1)	1,842,236	2,423,820

(1)   EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company.  Additionally, years of service for fixed assets and amortizable assets are based on company judgment.  Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/